Exhibit 99.1

Contact:    Michael R. Sand,
                   President & CEO
   Dean J. Brydon, CFO
                    (360) 533-4747
                   www.timberlandbank.com

Timberland Bancorp, Inc. Appoints Kathy D. Leodler to its Board of Directors

HOQUIAM, WA – May 31, 2017 – Timberland Bancorp, Inc. (Nasdaq: TSBK) ("Timberland" or the "Company"), the holding company for Timberland Bank (the "Bank") announced that Kathy D. Leodler, founder and CEO of the Rampart Group LLC has been appointed to the Boards of Directors of the Company and the Bank.

Ms. Leodler founded the Rampart Group in 2011 after a distinguished federal law enforcement career as an FBI Special Agent and executive leader.  The Rampart Group is a business consulting company based in Seattle, Washington that employs highly qualified and experienced private industry experts and law enforcement personnel to advise and provide security and investigation services to businesses and individuals.  These services include consulting, personal security, safeguarding of assets, supply chain security risk management and mitigation, crisis management, business continuity, compliance audits and training and various investigative initiatives.

During her 23 year career with the FBI, Kathy held various positions including serving as Acting Special Agent in charge of one of the FBI's top 12 U.S. based field offices.  She maintained the highest-level national security clearance and for a time served as an FBI Inspector responsible for auditing FBI field offices and headquarters divisions to ensure best practices were followed and that business operations functioned at the highest level.  Kathy is also trained and proficient in crisis management response, strategic and operational planning and conducting threat assessments.

"We are pleased to add Kathy to Timberland's Board," said Michael Sand, President and CEO of Timberland Bancorp.  "She is an individual with a rich history of accomplishments in the field of security and threat assessments.  Kathy's background is broad and diverse.  It includes significant experiences managing budgets and personnel and influencing strategic change initiatives.  After leaving the FBI and prior to founding the Rampart Group, Kathy was appointed the Director of Global Security and Aviation for the sixth largest stand-alone medical products manufacturing and distribution company worldwide with a presence in 120 countries.  She also served as the Director of Investigations – West Coast for the Recording Industry Association of America.  We look forward to having Kathy on the Board and to her active guidance and participation in the governance of the Company and the Bank."

About the Company

Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).